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                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-215132


                      METROPOLITAN LIFE INSURANCE COMPANY
                        REGISTERED FIXED ACCOUNT OPTION
           FOR USE WITH GOLD TRACK SELECT VARIABLE ANNUITY CONTRACTS
The Registered Fixed Account Option described in this prospectus is available only in conjunction with the Gold Track Select group variable annuity contracts (the "Contracts" and/or "Certificates") issued by Metropolitan Life Insurance Company (the "Company") and funded by Metropolitan Life Separate Account E ("Separate Account"). The Company may, in the future, offer the Registered Fixed Account Option to additional contracts funded through other separate accounts. The specific features of the Contract and the Separate Account are disclosed in greater detail in the Contract prospectus. WE RESERVE THE RIGHT WITH 30 DAYS ADVANCE WRITTEN NOTICE TO RESTRICT PURCHASE PAYMENTS INTO THE REGISTERED FIXED ACCOUNT OPTION OR TO MAKE TRANSFERS FROM THE SEPARATE ACCOUNT OPTIONS INTO THE REGISTERED FIXED ACCOUNT OPTION WHENEVER THE CREDITED INTEREST RATE IS EQUAL TO THE MINIMUM GUARANTEED INTEREST RATE SPECIFIED IN YOUR CONTRACT. We will provide advance written notice if this restriction is subsequently lifted. This version of the Contract is only available in New York State.

The group annuity Contracts may be issued to Contract Owners on an unallocated or allocated basis. Under an unallocated Contract, Cash Value records are kept for a plan or group as a whole. Under an allocated Contract, Cash Value records are kept for You as an individual.

This prospectus explains:

   o   the Registered Fixed Account Option

   o   Metropolitan Life Insurance Company -- RISK (SEE PAGE 6)

   o   the interest rates

   o   transfers to and from the Registered Fixed Account Option

   o   surrenders

   o   Market Value Adjustment

   o   other aspects of the Registered Fixed Account Option

Your Contract is issued by the Company which is located at 200 Park Avenue, New York, NY 10166-0188. Telephone Number, 1-800-842-9406. MetLife Investors Distribution Company, 200 Park Avenue, New York, NY 10166, is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


         PROSPECTUS DATED MAY 19, 2017 (AS SUPPLEMENTED APRIL 29, 2019)


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                                 SPECIAL TERMS
--------------------------------------------------------------------------------
In this prospectus, the following terms have the indicated meanings:


ACCUMULATION PERIOD -- The period before the commencement of Annuity Payments.

ANNUITANT -- A person on whose life the Maturity Date depends and Annuity Payments are made.

ANNUITY PAYMENTS -- A series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY PERIOD -- The period during which Annuity Payments are made.

BENEFICIARY (IES) -- The person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant's, Annuitant's or Contract Owner's death, as applicable.

CASH SURRENDER VALUE -- The Cash Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.

CASH VALUE -- The value of the Accumulation Units in Your account (or a Participant's Individual Account, if applicable) less any reductions for administrative charges.

CODE -- The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

COMPANY (WE, US, OUR) -- Metropolitan Life Insurance Company ("MetLife").

COMPETING FUND -- Any investment option under the Plan, which in Our opinion, consists primarily of fixed income securities and/or money market instruments.

CONTRACT(S) -- Gold Track Select variable annuity.

CONTRACT DATE -- The date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.

CONTRACT OWNER -- The person named in the Contract (on the specifications page, which may be the Participant if so authorized). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract. Any reference in this prospectus to the Contract includes the underlying Certificate. Certificates are issued to Participants under group allocated Contracts.

CONTRACT YEAR -- A continuous twelve -month period beginning on the Contract Date and each anniversary thereof. Contract Year also means certificate year.

DECLARED INTEREST RATE(S) -- One or more rates of interest which may be declared by the Company. Such rates will never be less than the Guaranteed Interest Rate stated in the Contract and may apply to some or all of the values under the Registered Fixed Account Option for periods of time determined by the Company.

ERISA -- The Employee Retirement Income Security Act of 1974, as amended, and all related laws and regulations which are in effect during the term of this Contract.

GENERAL ACCOUNT -- Comprised of the Company's assets, other than assets in its Separate Account and any other separate accounts it may maintain.

GUARANTEE PERIOD -- The period through the end of the first calendar year during which the Contract was purchased and successive 12-month periods thereafter during which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate credited during the Guarantee Period.

HOME OFFICE -- The principal executive offices of Metropolitan Life Insurance Company located at 200 Park Avenue, New York, NY 10166-0188. The office that administers Your Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

MARKET ADJUSTED VALUE -- The value of funds held in the Registered Fixed Account Option increased or decreased by the Market Value Adjustment.

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MARKET VALUE ADJUSTMENT -- The Market Value Adjustment reflects the relationship, at the time of surrender, between the rate of interest credited to funds on deposit under the Registered Fixed Account Option at the time of discontinuance to the rate of interest credited on new deposits at the time of discontinuance.

MATURITY DATE -- The date on which the Annuity Payments are to begin.

PARTICIPANT -- An eligible person who is a member in a tax qualified Plan under Sections 401, 403(b) or 457 of the Code, or a nonqualified deferred compensation Plan.

PARTICIPANT'S INDIVIDUAL ACCOUNT -- An account to which amounts are credited to a Participant or Beneficiary under the Contract.

PLAN -- The Plan or the arrangement used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(b) or 457 of the Code.

PLAN ADMINISTRATOR -- The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

PLAN TERMINATION -- Termination of Your Plan, including partial Plan Termination, as determined by Us.

PLAN TRUSTEE -- The trustee specified in the Contract specifications.

PREMIUM TAX -- The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law. New York does not currently assess premium taxes on Purchase Payments You make.

PURCHASE PAYMENTS -- The premium payments applied to the Contract.

SEPARATE ACCOUNT -- Metropolitan Life Separate Account E ("Separate Account").

SEPARATE ACCOUNT OPTION -- A funding option available under Your Contract, the value of which varies with the investment experience of the underlying mutual fund.

WRITTEN REQUEST -- Written instructions or information sent to Us in a form and content satisfactory to Us and received in good order at Our Home Office.

YOU, YOUR -- In this prospectus, depending on the context, "You" is the Owner of the Contract or the Participant or Annuitant for whom money is invested under certain group arrangements. In cases where We are referring to giving instructions or making payments to Us for qualified Contracts or Contracts used in connection with non-qualified deferred compensation plans or qualified excess benefit arrangements, "You" means the trustee or employer. Under certain group arrangements where the Participant or Annuitant is permitted to choose among Separate Account Options, "You" means the Participant or Annuitant who is giving Us instructions about the Separate Account Divisions. In connection with a Plan Termination, as of the date of the Contract or cash distribution under such Plan Termination, "You" means the Participant who has received such Contract or cash distribution.

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                                    SUMMARY
--------------------------------------------------------------------------------
This prospectus describes the Registered Fixed Account Option available as a companion Contract with Gold Track Select variable annuity contracts, available in New York State, and registered with the SEC. The Contracts are used with:

   o   qualified pension and profit-sharing Plans;

   o tax-deferred annuity Plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers); and

   o   deferred compensation Plans of state and local governments.

Metropolitan Life Insurance Company ("We" or the "Company") issues the Contracts. Purchase Payments made under the Contracts and directed to the Registered Fixed Account Option become a part of the Company's General Account. Purchase Payments may also be allocated to one or more Separate Account Options. The variable annuity contract and underlying mutual funds are described in a separate prospectus. Please read all prospectuses carefully.

During the Accumulation Period, the Registered Fixed Account Option provides for Purchase Payments to be credited with an initial interest rate that is declared quarterly, and that rate is guaranteed for a 12-month period. We guarantee that the initial credited interest rate will never be less than the minimum interest rate permitted under New York law.

At the end of the Guarantee Period, a renewal interest rate will be determined by the Company. We guarantee that the renewal interest rate will never be less than the minimum interest rate permitted under New York law. At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of the calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year. The rates of interest credited will affect a contract or account's Cash Value. (See "Cash Values".) Such rates may also be used to determine amounts payable upon termination of the contracts. (See "Surrenders -- Contract Termination".)

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

Generally, the Company intends to invest assets directed to the Registered Fixed Account Option in investment-grade securities. The Company has no specific formula for determining the initial interest rates or renewal interest rates. However, such a determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts directed to the Registered Fixed Account Option. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See "Investments by the Company".)

The Contract Owner or Participant, if so authorized, may, during the Accumulation Period, direct all or a portion of a Contract or account's Cash Value under the Registered Fixed Account Option to one or more of the investment options of the Separate Account. No surrender charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so directed and transfers may be deferred in certain cases. (See "Transfers from the Registered Fixed Account Option".)

Distributions and transfers from the Registered Fixed Account Option are made on a last-in, first-out basis. We will determine the Cash Surrender Value as of the next valuation date after We receive a Written Request at Our Home Office. We reserve the right to defer payment of the Registered Fixed Account Option for up to six months from the date We receive the Written Request. If a payment is deferred for more than 30 days after We receive the request, We will pay a minimum interest rate on the amount.

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     WHEN A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGES APPLY -- GENERAL
--------------------------------------------------------------------------------
If Your Cash Value is subject to both a Market Value Adjustment and a surrender charge, the Market Value Adjustment will be applied first. A surrender charge will generally apply if You make a partial or full surrender of Your Contract. If You make a transfer from Your Contract to the Separate Account Divisions, Your transfer will not be subject to a surrender charge. Transfers from Your Contract to Competing Funds are prohibited. (See "Surrenders".) A Market Value Adjustment only applies to Contract discontinuations.



                         THE INSURANCE COMPANY -- RISK
--------------------------------------------------------------------------------
Metropolitan Life Insurance Company (the "Company") is a provider of insurance, annuities, employee benefits and asset management. We are also one of the largest institutional investors in the United States with a $264.3 billion general account portfolio invested primarily in investment grade corporate bonds, structured finance securities, mortgage loans and U.S. Treasury and agency securities, as well as real estate and corporate equity, at December 31, 2018. The Company was incorporated under the laws of New York in 1868. The Company's office is located at 200 Park Avenue, New York, New York 10166-0188. The Company is a wholly-owned subsidiary of MetLife, Inc.

Benefit amounts are paid from Our General Account and are subject to the financial strength and claims paying ability of the Company and Our long term ability to make such payments and are not guaranteed by Our parent company, MetLife, Inc., or by any other party. We issue other annuity contracts and life insurance policies where We pay all money We owe under those contracts and policies from Our General Account. The Company's General Account is not segregated or insulated from the claims of the Company's creditors. We are regulated as an insurance company under state law, which includes, generally, limits on the amount and type of investments in its General Account. However, there is no guarantee that We will be able to meet Our claims paying obligations; there are risks to purchasing any insurance product. The Company's financial statements include a further discussion of risks inherent within the Company's General Account investments. (See "Information Incorporated by Reference.") You may surrender Your Contract at any time, but the Cash Value may be subject to a surrender charge and/or a Market Value Adjustment calculation that may increase or decrease the amount payable upon surrender. The Company's Home Office is located at 200 Park Avenue, New York, NY 10166-0188. The office that administers Your Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

WE RESERVE THE RIGHT WITH 30 DAYS ADVANCE WRITTEN NOTICE TO RESTRICT PURCHASE PAYMENTS INTO THE REGISTERED FIXED ACCOUNT OPTION OR TO MAKE TRANSFERS FROM THE SEPARATE ACCOUNT OPTIONS INTO THE REGISTERED FIXED ACCOUNT OPTION WHENEVER THE CREDITED INTEREST RATE IS EQUAL TO THE MINIMUM GUARANTEED INTEREST RATE SPECIFIED IN YOUR CONTRACT. YOU SHOULD CONSIDER HOW SIGNIFICANT THE ABILITY TO MAKE ALLOCATIONS OR TRANSFERS TO THE REGISTERED FIXED ACCOUNT OPTION IS FOR YOUR LONG TERM INVESTMENT PLANS, BECAUSE THE REGISTERED FIXED ACCOUNT OPTION MAY NOT BE AVAILABLE AT ALL TIMES.



                 THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN
--------------------------------------------------------------------------------
If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices as described in this prospectus are subject to the Plan's terms. For example, limitations on Your rights may apply to Purchase Payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a Plan administrative fee will be paid by making a withdrawal from the Contract/Certificate Cash Value. Also, the Contract may require that You or Your Beneficiary obtain a signed authorization from Your employer or Plan Administrator to exercise certain rights. We may rely on Your employer's or Plan Administrator's statements to Us as to the terms of the Plan or Your entitlement to any amounts. We are not a party to Your employer's retirement Plan. We will not be responsible for determining what Your Plan says. You should consult the Contract and Plan document to see how You may be affected.

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                      THE REGISTERED FIXED ACCOUNT OPTION
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The Registered Fixed Account Option is available only in conjunction with the purchase of a Gold Track Select variable annuity contract issued by the Company in New York State. The Contracts are available as group Contracts. Participants under the allocated versions of the Gold Track Select Contracts are issued Certificates summarizing the provisions of the group Contract.

WE RESERVE THE RIGHT WITH 30 DAYS ADVANCE WRITTEN NOTICE TO RESTRICT PURCHASE PAYMENTS INTO THE REGISTERED FIXED ACCOUNT OPTION OR TO MAKE TRANSFERS FROM THE SEPARATE ACCOUNT OPTIONS INTO THE REGISTERED FIXED ACCOUNT OPTION WHENEVER THE CREDITED INTEREST RATE IS EQUAL TO THE MINIMUM GUARANTEED INTEREST RATE SPECIFIED IN YOUR CONTRACT. We will provide advance written notice if this restriction is subsequently lifted.


THE ACCUMULATION PERIOD


PURCHASE PAYMENTS

During the Accumulation Period, all or a portion of Purchase Payments (less any Premium Taxes), may be allocated to the Registered Fixed Account Option. We may refuse to accept total Purchase Payments over $3,000,000.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which We receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled.


DECLARED INTEREST RATES OF THE INITIAL AND SUBSEQUENT RENEWAL PERIODS

Initial interest rates are declared quarterly, and those rates are guaranteed for a 12-month period.

At the end of the 12-month Guarantee Period, a renewal interest rate will be determined. The rate will never be less than the minimum interest rate permitted under New York law (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year.

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter and all subsequent calendar quarters, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

The Company has no specific formula for determining the rate(s) of interest that it will declare. Generally, the rates We determine will reflect interest rates available on the types of debt instruments in which We intend to invest the amounts directed to the Registered Fixed Account Option (See "Investments by the Company.") In addition, the Company's management may also consider various other factors in determining interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER NEW YORK STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.


CASH VALUES

We will credit amounts held under the Registered Fixed Account Option with interest. The minimum Guaranteed Interest Rate will never be lower than the minimum rate permitted under New York state law (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). Interest is credited daily. Purchase Payments (other than the initial Purchase Payment) are allocated to the Registered Fixed Account Option as of the close of the business day on which We receive the Purchase Payment at the Home Office. Therefore, Purchase Payments begin earning interest the day after We receive the Purchase Payment in good order.

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SECTION 403(B) COLLATERALIZED LOANS


If Your employer's Plan and Gold Track Select Contract permits loans, such loans will be made only from any Registered Fixed Account Option value and only up to certain limits. In that case, We credit Your Registered Fixed Account Option value up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate We charge for the loan. For loans not subject to ERISA, the maximum loan interest rate is 7.4% per year. For loans subject to ERISA, the maximum loan interest will not exceed the greater of (i) a current Moody's Corporate Bond Yield Average or similar average stated in Your Contract, or (ii) the rate used to compute the Cash Surrender Value under the Registered Fixed Account Option (see "Surrenders -- Market Value Adjustment") plus 1% per annum. The Code and applicable income tax regulations limit the amount that may be borrowed from Your Contract and all of Your employer Plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term. Your employer's Plan and Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of Your loan agreement and federal tax law could have adverse tax consequences. Consult Your tax adviser and read Your loan agreement and Contract prior to taking any loan.



                                   SURRENDERS
--------------------------------------------------------------------------------
GENERAL


Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Cash Values at any time from the Registered Fixed Account Option.

We may withhold payment of Cash Surrender Value or a Participant's loan proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by Your banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for Us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing Us with a certified check.


PAYMENT OF FULL OR PARTIAL SURRENDERS


In the event of a partial surrender from the Registered Fixed Account Option, We will pay the requested value less any applicable surrender charges. All partial surrenders will be made on a last-in, first-out basis. If an allocated account is surrendered for reasons other than Contract termination, We will pay the Cash Value, less any outstanding loan surrenders not previously deducted, less any Premium Tax, the administrative charge, and any surrender charges, as applicable. PLEASE CONSULT THE ACCOMPANYING VARIABLE ANNUITY CONTRACT PROSPECTUS FOR ANY APPLICABLE SURRENDER CHARGES.


CONTRACT DISCONTINUANCE


If the Plan discontinues the Contract, no further Purchase Payments or transfers will be allowed from the time We receive notice. The Market Value Adjustment, if any, (calculated as of a date requested by the Plan within 60 days before the date of discontinuance) is based upon the greater of the Plan's Cash Value in the Registered Fixed Account Option on the date of discontinuance or 30 days prior to the date of discontinuance. We will apply any resulting Market Value Adjustment (positive or negative) to the Plan which will then determine any application to Participants Individual Accounts. If You are a Participant, contact Your Plan Administrator/Trustee or Your employer regarding whether the Market Value Adjustment will affect a Participant's Individual Account when the Contract is terminated. The Company does not assess Market Value Adjustment charges against the Separate Account, and the Market Value Adjustment assessed will never exceed the amount allocated to the Registered Fixed Account Option. Under the terms of the Contract We reserve the right to terminate the Contract when the Plan holds less than $20,000 in the Contract. We reserve the right to terminate a Participant's Individual Account that is less than $2,000 and Purchase Payments have not been made for at least three years. A Market Value Adjustment may apply.

If the Contract is discontinued because of Plan Termination due to the dissolution or liquidation of the employer under US Code Title 11 procedures, the Market Value Adjustment will not apply and the Cash Surrender Value will be distributed directly to the employees entitled to share in such distributions pursuant to the Plan. Distribution may be in the form of cash payments, annuity options or deferred annuities. This provision does not apply to Plans established under Section 457 of the Code.

We will not terminate a Contract that includes a guaranteed death benefit if at the time the termination would otherwise occur the guaranteed amount under any death benefit is greater than the Cash Value. However, if You are the Participant and the Plan determines to terminate the Contract at a time when You (the Participant) have a guaranteed amount under any death benefit that is greater than the Cash Value, You (the Participant) forfeit any guaranteed death benefit You (the Participant) have accrued under the death benefit upon termination of the Contract.

If the Contract Owner requests a full surrender of the Contract or of all Cash Value held in the Registered Fixed Account Option for reasons other than those discussed above, the Company will determine the Market Adjusted Value of the Registered Fixed Account Option.

If the Company discontinues the Contract, We will pay the Contract Owner the Cash Value of the Registered Fixed
Account Option without application of the Market Value Adjustment.


MARKET VALUE ADJUSTMENT


Market Adjusted Values are based on a Plan's Cash Value in the Registered Fixed Account Option. The Plan will determine any application of a Market Value Adjustment to a Participant's Individual Accounts. If You are a Participant, contact Your Plan Administrator/Trustee or Your employer regarding whether the Market Value Adjustment will affect a Participant's Individual Account when the Contract is terminated.

The amount payable to the Contract Owner if a Contract is discontinued may be increased or decreased by the application of the Market Value Adjustment formula. Generally, if interest rates increase, one could expect the Market Value Adjustment to decrease and if interest rates decrease, one could expect the Market Value Adjustment to increase. The formula is the following:

Market Adjusted Value = Cash Value x (1 + RO)5 /(1 + R1 + .0025+)5

Where:

RO is the weighted average of all interest rates credited to all amounts in the Registered Fixed Account Option at the time of termination, and

R1 is the interest rate credited on new deposits for this class of contracts at the time of termination.
+ 25 basis points is the margin to cover liquidating the specific level of assets when a market adjusted value calculation is triggered. The rate is set by the underlying contract as part of the overall market adjustment formula.


FOR CONTRACTS ISSUED IN NEW YORK:

EXCEPT GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS AND GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS:

Upon discontinuance, the Contract Owner may select one of the payment methods described below:

    a) LUMP SUM PAYMENT OPTION. We will pay You the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum within 60 days of the date of discontinuance. We may defer the payment for this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract; or

   b) INSTALLMENT PAYMENT OPTION. We will pay You the Cash Value of the Registered Fixed Account Option in installments over a 5 year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following the Company's mailing of the written notice of

       Contract discontinuance to the Contract Owner at the most current address available on the Company's records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract specifications page are not allowed during the 5 year installment period.


GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS:

The Participant will choose one of the two payment methods (Lump Sum Payment Option or Installment Payment Option) described above.The formula used in connection with these non-ERISA 403(b) Plans is exactly the same as described above except that the total surrender charge and Market Value Adjustment will not exceed 10% of the Cash Value of the Registered Fixed Account Option. Additionally on or after the 10th Certificate Year, the Market Value will equal the Cash Value.

For all 403(b) non-ERISA Plans, the Contract Owner must provide notice to, and receive consent from, Participants under the Contract for this distribution. If consent is not obtained and if the Contract has been issued to a non-ERISA 403(b) Plan, We will not accept any additional Purchase Payments under the Contract or issue new Certificates, but Certificates under the Contract will continue.


GOLD TRACK SELECT CONTRACTS ISSUED TO GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS:

We will pay the Cash Value of the Registered Fixed Account Option in one lump sum to the Contract Owner, or Participant if so authorized, no later than 30 days following the date of discontinuance. If We defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this Contract, whichever is greater. No surrender charges nor Market Adjusted Value will be assessed against the Beneficiary of the Registered Fixed Account Option if the Contract is discontinued.


ANNUITY PERIOD


We will normally make Annuity Payments within fifteen business days after We receive a settlement claim, or any other later specified date. Subsequent payments will be made periodically on the anniversaries of the first payment.

The variable annuity contract prospectus describes more fully the Annuity Period and annuity options under the Contracts. Please note, however, that annuitization is irrevocable; once fixed Annuity Payments have begun, the annuity benefit cannot be surrendered for a lump sum settlement.


RESTRICTIONS ON FINANCIAL TRANSACTIONS


Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require Us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about You and Your Contract to government regulators.


MISSTATEMENT


We may require proof of age of the Contract Owner, Beneficiary or Annuitant before making any payments under this Contract that are measured by the Contract Owner's, Beneficiary's or Annuitant's life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity Payments have begun, any underpayments or overpayments will be deducted from or added to the payment or payments made after the adjustment. We are required to pay interest on any underpayments.



                           INVESTMENTS BY THE COMPANY
--------------------------------------------------------------------------------
We must invest Our assets according to New York state law regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All General Account assets of the


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


Company would be available to meet the Company's guarantee under the Registered Fixed Account Option. The proceeds from the Registered Fixed Account Option will become part of the Company's general assets and are available to fund the claims of all classes of customers of the Company.

In establishing Declared Interest Rates, the Company will consider the yields available on the instruments in which it intends to invest the amounts directed to the Registered Fixed Account Option. The current investment strategy for the Contracts is to invest in investment-grade fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes Our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.



                                ANNUAL STATEMENT
--------------------------------------------------------------------------------
At the end of each calendar year, You will receive a statement that will show:


   o   Your Cash Value as of the end of the preceding year;

   o   all transactions regarding Your Contract during the year;

   o   Your Cash Value at the end of the current year; and

   o   the interest credited to Your Contract.



                         DISTRIBUTION OF THE CONTRACTS
--------------------------------------------------------------------------------
MetLife Investors Distribution Company ("MLIDC") is the principal underwriter and distributor of the securities offered through this prospectus. MLIDC, which is Our affiliate, also acts as the principal underwriter and distributor of some of the other variable annuity contracts and variable life insurance policies We and Our affiliated companies issue. We reimburse MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to the retail broker-dealers who sell the Contracts.) MLIDC does not retain any fees under the Contracts. MLIDC's principal executive offices are located at 200
Park Avenue, New York, NY 10166. MLIDC is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority ("FINRA"). FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA
BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org. An investor brochure that includes information describing FINRA BrokerCheck is available through the Hotline or on-line.

The Contracts are sold through unaffiliated broker-dealers, registered with the SEC as broker-dealers under the Exchange Act and members of FINRA. The Contracts may also be sold through the mail, the Internet or by telephone.

There is no front-end sales load deducted from Purchase Payments to pay sales commissions. Distribution costs are recovered through the separate account charge. MLIDC pays compensation based upon a `gross dealer concession' model. The maximum gross dealer concession is 5% of each Purchase Payment. The gross dealer concession applies each year the Contract is in force and, starting in the second Contract Year, is a maximum of 1.00% of the contract value each year that the Contract is in force for servicing the Contract. Gross dealer concession may also be paid when the Contract is annuitized. The amount of this gross dealer concession credited upon an annuitization depends on several factors, including the number of years the Contract has been in force.

We may make payments to MLIDC that may be used for its operating and other expenses, including the following sales expenses: compensation and bonuses for MLIDC's management team, advertising expenses, and other expenses of distributing the Contracts. MLIDC's management team and registered representatives also may be eligible for non-cash compensation items that we may provide jointly with MLIDC. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items. Broker-dealers pay their sales representatives all or a portion of the commissions received for their sales of the Contracts. Some firms may retain a portion of commissions. The amount that the broker-dealer passes on to its sales representatives is determined in accordance with its internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. Sales representatives of these selling firms may also receive non-cash compensation pursuant to their firm's guidelines, directly from Us or the distributor. We and Our affiliates may also provide sales support in the form of training, sponsoring conferences, defraying


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


expenses at vendor meetings, providing promotional literature and similar services. An unaffiliated broker-dealer or sales representatives of an unaffiliated broker-dealer may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates. Ask Your sales representative from the unaffiliated broker-dealer for further information about what Your sales representative and the broker-dealer for which he or she works may receive in connection with Your purchase of a Contract.



                     INFORMATION INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------
Under the Securities Act of 1933, the Company has filed with the SEC a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts. The Company's annual report on Form 10-K was filed with the SEC on March 18, 2019 via EDGAR File No. 000-55029. The Form
10-K contains information for the period ended December 31, 2018, about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company's Form 10-K is incorporated by reference into this prospectus. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, are also incorporated by reference into this prospectus. We are not incorporating by reference any documents or information deemed to have been furnished instead of filed under SEC rules, such as current reports on Form 8-K furnished under Item 2.02 or Item 7.01.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct Your requests to the Company at, 200 Park Avenue, New York, NY 10166-0188. The telephone number is 1-800-842-9406. You may also access the incorporated reports and other documents at www.metlife.com.

The Company files periodic reports as required under the Exchange Act (including Form 10-K, 10-Q and 8-K). You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


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